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                                                                    Exhibit 12.1
                                                                    ------------
                             PrivateBancorp, Inc.

               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                Nine Months Ended                       Year Ended December 31
                                              ---------------------    ----------------------------------------------------------

                                               9/30/00      9/30/99      1999        1998         1997        1996        1995
                                               -------      -------      ----        ----         ----        ----        ----
Including Interest on Deposits
Earnings:
        Earnings before income taxes          $  4,381     $  3,004    $  4,172    $  4,849     $  3,387    $  2,195    $    707
        Fixed Charges from below                23,510       11,952      16,605      13,312       10,081       8,034       6,430
                                              --------     --------    --------    --------     --------    --------    --------
        Earnings                              $ 27,891     $ 14,956    $ 20,777    $ 18,161     $ 13,468    $ 10,229    $  7,137
Fixed charges:
        Interest expense                      $ 23,510     $ 11,952    $ 16,605    $ 13,312     $ 10,081    $  8,034    $  6,430
        Interest Portion of Fixed Rentals(1)       -            -           -           -            -            -          -
                                              --------     --------    --------    --------     --------    --------    --------
        Total Interest expense                $ 23,510     $ 11,952    $ 16,605    $ 13,312     $ 10,081    $  8,034    $  6,430

Ratio to Earning to Fixed Charges                 1.19 X       1.25 X      1.25 X      1.36 X       1.34 X      1.27 X      1.11 X


Excluding Interest on Deposits
Earnings:
        Earnings before income taxes          $  4,381     $  3,004    $  4,172    $  4,849     $  3,387    $  2,195    $    707
        Fixed Charges from below                 2,560          674         931          19            3         143          50
                                              --------     --------    --------    --------     --------    --------    --------
        Earnings                              $  6,941     $  3,678    $  5,103    $  4,868     $  3,390    $  2,338    $    757
Fixed charges:
        Interest expense excluding
            interest on deposits              $  2,560     $    674    $    931    $     19     $      3    $    143    $     50
        Interest Portion of Fixed Rentals(1)       -            -           -           -            -           -           -
                                              --------     --------    --------    --------     --------    --------    --------
        Total Interest expense                $  2,560     $    674    $    931    $     19     $      3    $    143    $     50

Ratio to Earning to Fixed Charges                 2.71 X       5.46 X      5.48 X    256.21 X    1130.00 X     16.35 X     15.14 X
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(1) The company is not a party to any capital leases therefore, this item is not applicable.  All leases are operating leases.